UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               Rosetta Stone Inc.
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                                (Name of Issuer)

                        Common Stock, $0.00005 par value
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                         (Title of Class of Securities)

                                    777780107
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                                 (CUSIP Number)

                                December 31, 2010
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             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |X|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 777780107                   13G                     Page 2 of 12 Pages
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     1   NAME OF REPORTING PERSONS: Scopia Management Inc.

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): 13-416-2637
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     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  [_]
                                                          (b)  [X]
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     3   SEC USE ONLY

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     4   CITIZENSHIP OR PLACE OF ORGANIZATION             United States
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                       5    SOLE VOTING POWER             -0-
    NUMBER OF         ----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER            0
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        7    SOLE DISPOSITIVE POWER        -0-
    REPORTING         ----------------------------------------------------------
   PERSON WITH         8    SHARED DISPOSITIVE POWER       0
--------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                            0
--------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                         [_]
--------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9):                            0.00%
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     12  TYPE OF REPORTING PERSON:*                       C0, IA
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 777780107                   13G                     Page 3 of 12 Pages
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     1   NAME OF REPORTING PERSONS: Matthew Sirovich

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  [_]
                                                          (b)  [X]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   CITIZENSHIP OR PLACE OF ORGANIZATION             United States
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER             58,029
    NUMBER OF         ----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER           0
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        7    SOLE DISPOSITIVE POWER        58,029
    REPORTING         ----------------------------------------------------------
   PERSON WITH         8    SHARED DISPOSITIVE POWER      0
--------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           58,029
--------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                         [_]
--------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9):                            0.3%
--------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON:*                       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 777780107                   13G                     Page 4 of 12 Pages
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     1   NAME OF REPORTING PERSONS: Jeremy Mindich

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  [_]
                                                          (b)  [X]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   CITIZENSHIP OR PLACE OF ORGANIZATION             United States
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER             0
    NUMBER OF         ----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER           0
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        7    SOLE DISPOSITIVE POWER        0
    REPORTING         ----------------------------------------------------------
   PERSON WITH         8    SHARED DISPOSITIVE POWER      0
--------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           0
--------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                         [_]
--------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9):                            0
--------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON:*                       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 777780107                   13G                     Page 5 of 12 Pages
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     1   NAME OF REPORTING PERSONS: Tajar Varghese

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  [_]
                                                          (b)  [X]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   CITIZENSHIP OR PLACE OF ORGANIZATION             United States
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER             1,900
    NUMBER OF         ----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER           0
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        7    SOLE DISPOSITIVE POWER        1,900
    REPORTING         ----------------------------------------------------------
   PERSON WITH         8    SHARED DISPOSITIVE POWER      0
--------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           1,900
--------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                         [_]
--------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9):                            0.0%
--------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON:*                       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 777780107                   13G                     Page 6 of 12 Pages
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     1   NAME OF REPORTING PERSONS: Joseph Yin

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  [_]
                                                          (b)  [X]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   CITIZENSHIP OR PLACE OF ORGANIZATION             United States
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                       5    SOLE VOTING POWER             6,000
    NUMBER OF         ----------------------------------------------------------
     SHARES            6    SHARED VOTING POWER           0
  BENEFICIALLY        ----------------------------------------------------------
  OWNED BY EACH        7    SOLE DISPOSITIVE POWER        6,000
    REPORTING         ----------------------------------------------------------
   PERSON WITH         8    SHARED DISPOSITIVE POWER      0
--------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON:                           6,000
--------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                         [_]
--------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9):                            0.0%
--------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON:*                       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 777780107                   13G                     Page 7 of 12 Pages
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Item 1(a).  Name of Issuer:

            Rosetta Stone Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                  1919 North Lynn St. 7th Fl
                  Arlington, Virginia 22209
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Scopia Management Inc.
            Matthew Sirovich
            Jeremy Mindich
            Tajar Varghese
            Joseph Yin
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            The principal Business Office of Scopia Management Inc., Matthew Sirovich and Jeremy Mindich is:

            152 W 57th Street, 33rd Fl, New York, NY  10019
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            The citizenship of Matthew Sirovich, Jeremy Mindich, Tajar Varghese and Joseph Yin is:

            United States

            Scopia Management Inc. is a New York corporation
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $0.00005 par value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            777780107
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)   [_] Broker or dealer registered under Section 15 of the Exchange
            Act.

      (b)   [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

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CUSIP No. 777780107                   13G                     Page 8 of 12 Pages
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      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) [_] Investment company registered under Section 8 of the Investment Company Act.

      (e)   [X] An investment adviser in accordance with Rule
            13d-1(b)(1)(ii)(E)(1);

      (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)(2);

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j)   [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership.*

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      Scopia Management Inc.

      (a)   Amount beneficially owned:

            0
            --------------------------------------------------------------------

      (b)   Percent of class:

            0.0%
            --------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  0

            (ii)  Shared power to vote or to direct the vote

                  0%

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(1)   Scopia Management Inc. is filing as an investment adviser.

(2) Matthew Sirovich, Jeremy Mindich, Tajar Varghese and Joseph Yin are filing as control persons of Scopia Management, Inc.

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CUSIP No. 777780107                   13G                     Page 9 of 12 Pages
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            (iii) Sole power to dispose or direct the disposition of

                  0

            (iv)  Shared power to dispose or direct the disposition of

                  0

      Matthew Sirovich

      (a)   Amount beneficially owned:

            58,029
            --------------------------------------------------------------------

      (b)   Percent of class:

            0.3%
            --------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  58,029

            (ii)  Shared power to vote or to direct the vote

                  0

            (iii) Sole power to dispose or to direct the disposition of

                  58,029

            (iv)  Shared power to dispose or to direct the disposition of

                  0

Jeremy Mindich

      (a)   Amount beneficially owned:

            0
            --------------------------------------------------------------------

      (b)   Percent of class:

            0.0%
            --------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  0

            (ii)  Shared power to vote or to direct the vote

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CUSIP No. 777780107                   13G                    Page 10 of 12 Pages
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            (iii) Sole power to dispose or direct the disposition of

                  0

            (iv)  Shared power to dispose or direct the disposition of

                  0

      Tajar Varghese

      (a)   Amount beneficially owned:

            1,900
            --------------------------------------------------------------------

      (b)   Percent of class:

            0%
            --------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  1,900

            (ii)  Shared power to vote or to direct the vote

                  0

            (iii) Sole power to dispose or to direct the disposition of

                  1,900

            (iv)  Shared power to dispose or to direct the disposition of

                  0

      Joseph Yin

      (a)   Amount beneficially owned:

            6,000
            --------------------------------------------------------------------

      (b)   Percent of class:

            0.0%
            --------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  6,000

            (ii)  Shared power to vote or to direct the vote

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CUSIP No. 777780107                   13G                    Page 11 of 12 Pages
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            (iii) Sole power to dispose or to direct the disposition of

                  6,000

            (iv)  Shared power to dispose or to direct the disposition of

                  0

Item 5.     Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

            --------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

      If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

            N/A
            --------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

      If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

            N/A
            --------------------------------------------------------------------

Item 8.     Identification and Classification of Members of the Group.

      If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and
      Item 3 classification of each member of the group. If a group has filed

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CUSIP No. 777780107                   13G                    Page 12 of 12 Pages
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      this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

            N/A
            --------------------------------------------------------------------

Item 9.     Notice of Dissolution of Group.

      Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

            N/A
            --------------------------------------------------------------------

Item 10.    Certifications.

        By signing below, each reporting person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          February 10, 2011
                                          --------------------------------------
                                                        (Date)

                                          SCOPIA MANAGEMENT INC.
                                          By: /s/ Jeremy Mindich
                                          --------------------------------------
                                          Name:  Jeremy Mindich
                                          Title: President

                                          By: /s/ Matthew Sirovich
                                          -------------------------------------
                                          Name: Matthew Sirovich

                                          By: /s/ Jeremy Mindich
                                          --------------------------------------
                                          Name: Jeremy Mindich

                                          By: /s/ Tajar Varghese
                                          --------------------------------------
                                          Name: Tajar Varghese

                                          By: /s/ Joseph Yin
                                          --------------------------------------
                                          Name: Joseph Yin

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).